Exhibit 5.1

August 17, 2020

Amneal Pharmaceuticals, Inc.

400 Crossing Boulevard, 3rd Floor

Bridgewater, New Jersey 08807

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 (the “Registration Statement”), of Amneal Pharmaceuticals, Inc., a Delaware corporation (the “Company”) to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, in connection with the offering by the Company of up to 14,000,000 shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), available for issuance under the Amneal Pharmaceuticals, Inc. 2018 Incentive Award Plan, as amended and restated (the “Plan”).

I have examined the Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, as amended, the Registration Statement and such other records and documents including any necessary corporate approvals, and have made such other investigations, as I have deemed necessary or appropriate for the purposes of this opinion. In all such examinations, I have relied to the extent I have deemed such reliance appropriate on statements, representations and other information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

Based on the foregoing, I am of the opinion that the Shares covered by the Registration Statement, when issued and sold in accordance with the terms and conditions of the Plan and against receipt of due consideration therefor, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Stephen Manzano
Stephen Manzano
Senior Vice President, General Counsel and Corporate Secretary
Amneal Pharmaceuticals, Inc.